Exhibit 99.1

Media Inquiries:	Investor Inquiries:
Heather Beardsley	The Plunkett Group
+1 610-208-2278	Brad Edwards
hbeardsley@cartech.com	+1 914-582-4187
brad@theplunkettgroup.com

RAMIN YOUNESSI JOINS CARPENTER TECHNOLOGY’S BOARD OF DIRECTORS

PHILADELPHIA, Oct. 13, 2021 (GLOBE NEWSWIRE) — Carpenter Technology Corporation (NYSE: CRS) announced today that Ramin Younessi, who has over thirty years of progressive, global business leadership in the industrial, commercial vehicle and engine industry, has been appointed to the Company’s Board of Directors, effective immediately.

Mr. Younessi served as Group President, Construction Industries Group, of Caterpillar, Inc. before retiring in December 2020. As Group President of Caterpillar’s Construction Industries Group, he was responsible for Earthmoving, Excavation, Building Construction Products, China Operations and Global Construction & Infrastructure Divisions, Global Rental and Used Equipment Services, and Strategic Procurement. Mr. Younessi joined Caterpillar in 2013 and has also served as Caterpillar’s Group President of Energy & Transportation and Vice President of Industrial Power Systems. Prior to joining Caterpillar, Mr. Younessi held a number of senior executive positions at Daimler AG and Navistar Inc. In addition, Mr. Younessi has been a Senior Advisor to Madison Dearborn Partners (MDP), a leading private equity investment firm, and board member on several portfolio companies since 2013.

Mr. Younessi holds a bachelor’s degree in Electrical Engineering from Rochester Institute of Technology, a master’s degree in Electrical Engineering from Syracuse University and a master’s degree in Engineering Management from the University of Maryland. Mr. Younessi is a registered professional engineer in the state of Illinois and a member of SAE International.

“We welcome Ramin to Carpenter Technology’s Board of Directors. Ramin brings over 30 years of commercial vehicle and engine experience and we are confident that his technical, business and leadership acumen will be significant benefit to Carpenter Technology as we continue to expand our business and our highly engineered, high performance solutions portfolio across a range of end-use markets and applications,” said Martin Inglis, Chairman of the Board of Directors.

About Carpenter Technology

Carpenter Technology Corporation is a recognized leader in high-performance specialty alloy-based materials and process solutions for critical applications in the aerospace, defense, transportation, energy, industrial, medical, and consumer electronics markets. Founded in 1889, Carpenter Technology has evolved to become a pioneer in premium specialty alloys, including titanium, nickel, and cobalt, as well as alloys specifically engineered for additive manufacturing (AM) processes and soft magnetics applications. Carpenter Technology has expanded its AM capabilities to provide a complete “end-to-end” solution to accelerate materials innovation and streamline parts production. More information about Carpenter Technology can be found at www.carpentertechnology.com.